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DOLLAR GENERAL REPORTS INCREASED JULY SALES AND ANNOUNCES SECOND QUARTER CONFERENCE CALL

GOODLETTSVILLE, Tenn. – August 7, 2003 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the July four-week period ended August 1, 2003, equaled $494.1 million compared with $434.3 million last year, an increase of 13.8 percent.  Same-store sales for the July period increased 4.9 percent compared with a 6.6 percent increase in the prior year July period.  The average customer purchase in July was approximately $8.27 compared to $8.22 in the same period last year.  Customer transactions in same-stores increased approximately 4.4 percent.

July sales by major merchandise category are as follows:

	FY 2003 Percent of Sales	FY 2002 Percent of Sales	Est. Same-Store Sales Change
Highly Consumable	64%	64%	+5%
Seasonal	15%	14%	+13%
Home Products	12%	12%	+4%
Basic Clothing	9%	10%	-5%

Departments reporting the strongest same-store percentage sales increases for July include the shoe department, the domestics department, and the hardware, toys and stationery department.

For the second quarter ended August 1, 2003, Dollar General total retail sales increased 13.6 percent to $1.7 billion from $1.5 billion in the same period a year ago.  Same-store sales for the second quarter increased 4.7 percent.

For the 26 weeks ended August 1, 2003, Dollar General total retail sales increased 13.3 percent to $3.2 billion from $2.8 billion in the same period a year ago.  Same-store sales for the 26 weeks increased 4.5 percent.

August Sales Outlook

For the four-week August period ending August 29, 2003, the Company expects total sales to increase 13 to 15 percent. Same-store sales are expected to increase four to six percent compared with a same-store sales increase of 6.3 percent in the August period last year.  August sales results will be released on Thursday, September 4, 2003.

Conference Call

Dollar General is scheduled to announce earnings for the second quarter ended August 1, 2003, on Thursday, August 28, 2003.  The Company will host a conference call on Thursday, August 28, 2003, at 10 a.m. EST to discuss the quarter’s results.  The security code for the conference call is “Dollar General.”  If you wish to participate, please call 334-260-2280 at least 10 minutes before the conference call is scheduled to begin.  The call will also be broadcast live online at www.dollargeneral.com. A replay of the conference call will be available until 5:00 p.m. EST on Thursday, September 4, online or by calling 334-323-7226.  The access code for the replay is 40954 and the pass code is 86362.

Dollar General is a Fortune 500® discount retailer with 6,479 neighborhood stores in 27 states as of August 1, 2003.  Dollar General stores offer convenience and value to customers, by offering consumable basics, items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as an appealing selection of basic apparel, housewares and seasonal items at everyday low prices.  The typical Dollar General store has 6,700 square feet of selling space and is located within five miles of its target customers.

This press release contains forward-looking information, including information regarding the Company’s future sales outlook.  The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “objective,” “forecast,” “goal,” “intend,” “will likely result,” or “will continue” and similar expressions generally identify forward-looking statements.  The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected by, or implied in, the forward-looking statements.  A number of factors may result in actual results differing from such forward-looking information, including, but not limited to:  the Company's ability to maintain adequate liquidity through its cash resources and credit facilities; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance); transportation and distribution delays or interruption; The Company’s ability to negotiate effectively the cost and purchase of merchandise; inventory risks due to shifts in market demand; changes in product mix; interruptions in suppliers' businesses; costs and potential problems and interruptions associated with implementation of new or upgraded systems and technology; fuel price and interest rate fluctuations; a deterioration in general economic conditions caused by acts of war or terrorism; temporary changes in demand due to weather patterns; seasonality of the Company’s business; delays associated with building, opening and operating new stores; the impact of the SEC inquiry related to the restatement of certain of the Company’s financial statements; and other risk factors discussed in our SEC filings, including in our most recent Annual Report on Form 10-K.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company disclaims any obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

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